SCHEDULE 14A
                            (Rule 14a-101)
                INFORMATION REQUIRED IN PROXY STATEMENT
                       SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the
                 Securities and Exchange Act of 1934

Filed by the Registrant  [ X  ]
Filed by a Party other than the Registrant  [    ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                   RESEARCH FRONTIERS INCORPORATED
        (Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:
     (2)  Aggregate number of securities to which transaction applies:
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
     (4)  Proposed maximum aggregate value of transaction:
     (5)  Total fees paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:
     (2)  Form, Schedule or Registration Statement No.:
     (3)  Filing Party:
     (4)  Date Filed:


             NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             June 8, 2006


To the Stockholders of Research Frontiers Incorporated:

     Notice is hereby given that the Annual Meeting of Stockholders of Research Frontiers Incorporated (the "Company") will be held at the Fox Hollow Inn, 7725 Jericho Turnpike, Woodbury, New York 11797, on June 8, 2006 at 11:00 A.M., local time, for the following purposes:

     1.  To elect one Class I director;

     2. To ratify the selection of BDO Seidman, LLP as the independent accountants of the Company for the fiscal year ending
December 31, 2006;

     3. To adopt an amendment to the Research Frontiers Incorporated 1998 Stock Option Plan which has been approved by the Board of Directors of the Company to increase the number of shares which may be issued upon the exercise of options and other awards granted under the 1998 Stock Option Plan by 675,000 shares of Common Stock of the Company; and

     4. To transact such other business as may properly come before the meeting or any adjournments thereof.

     The Board of Directors has fixed the close of business on April 18, 2006 as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting or any adjournments thereof.

     Management requests all stockholders to sign and date the enclosed form of proxy and return it in the postage paid, self-addressed envelope provided for your convenience. Please do this whether or not you plan to attend the meeting. Should you attend, you may, if you wish, withdraw your proxy and vote your shares in person.

                                   By Order of the Board of Directors,


                                   VICTOR F. KEEN, Secretary

Woodbury, New York
April 30, 2006

                   RESEARCH FRONTIERS INCORPORATED

                         PROXY STATEMENT

                  ANNUAL MEETING OF STOCKHOLDERS
                To be held Thursday, June 8, 2006


     This Proxy Statement is furnished by the Board of Directors of Research Frontiers Incorporated (the "Company") in connection with the solicitation by the Company of proxies to be voted at the Annual Meeting of Stockholders which will be held at the Fox Hollow Inn, 7725 Jericho Turnpike, Woodbury, New York 11797, on June 8, 2006, at 11:00 A.M., local time, and all adjournments thereof.

     Any stockholder giving a proxy will have the right to revoke it at any time prior to the time it is voted. A proxy may be revoked by written notice to the Company, Attention: Secretary, by execution of a subsequent proxy or by attendance and voting in person at the Annual Meeting of Stockholders. Attendance at the meeting will not automatically revoke the proxy. All shares represented by effective proxies will be voted at the Annual
Meeting of Stockholders, or at any adjournment thereof. Unless otherwise specified in the proxy, shares represented by proxies will be voted (i) for the election of the nominees for director listed below, (ii) for the ratification of the selection of the independent accountants, and (iii) for adoption of the proposed amendment to the Company's 1998 Stock Option Plan. The cost of proxy solicitations will be borne by the Company. In addition to solicitations of proxies by use of the mails, some officers or employees of the Company, without additional remuneration, may solicit proxies personally or by telephone. The Company will also request brokers, dealers, banks and their nominees to solicit proxies from their clients, where appropriate, and will reimburse them for reasonable expenses related thereto.

     The Company's executive offices are located at 240
Crossways Park Drive, Woodbury, New York 11797-2033.
Research Frontiers encourages you to communicate with your Company. If you are interested in communicating directly with the entire board of directors of the Company, you may do so by sending an email to Directors@SmartGlass.com and your email will be sent directly to each member of the Company's Board of Directors automatically. On or about April 30, 2006 this Proxy Statement and the accompanying form of proxy together with a copy of the Annual Report of the Company for the year ended December 31, 2005, including financial statements, are to be mailed to each stockholder of record at the close of business on April 18, 2006.

                        VOTING SECURITIES

     Only stockholders of record at the close of business on April 18, 2006 are entitled to vote at the meeting. As of April 18, 2006, the Company had issued and outstanding and entitled to vote 13,812,559 shares of common stock, par value $0.0001 per share
(the "Common Stock"), the Company's only class of voting securities outstanding. Each share of Common Stock entitles the holder thereof to one vote. The majority of all the outstanding shares of Common Stock will constitute a quorum at the meeting.
A shareholder voting either in person or through a proxy who abstains with respect to a matter being voted upon is considered to be present and entitled to vote on such matter at the meeting, and is in effect a negative vote upon such matter, but a shareholder (including a broker) who does not give authority to a proxy to vote, or withholds authority to vote, on a matter shall not be considered present and entitled to vote on the matter.

     The following table sets forth certain information with respect to those persons or groups known to the Company who beneficially own more than 5% of the Company's Common Stock, and for all directors and executive officers of the Company individually and as a group.


                                            Total      Exercisable Percent
                                          Beneficial   Warrants    of
Name of Beneficial Owner                  Ownership(1) and Options Class
Robert L. Saxe . . . . . . . . . . . .    1,539,984(2)   1,122,293   10.31
 c/o Research Frontiers Incorporated
 240 Crossways Park Drive
 Woodbury, NY  11797
Joseph M. Harary . . . . . . . . . . .      625,274(3)     512,100    4.36
Robert M. Budin. . . . . . . . . . . .      272,877        240,000    1.94
Victor F. Keen . . . . . . . . . . . .      375,399        150,000    2.69
Albert P. Malvino. . . . . . . . . . .      195,700        102,500    1.41
Michael R. LaPointe. . . . . . . . . .      119,009(4)     114,500    0.85
All directors and officers
 as a group (6 persons). . . . . . . .    2,986,394(5)   2,241,393   18.60
---------------------------------------
(1) All information is as of April 18, 2006 and was determined in accordance with Rule 13d-3 under the Securities Exchange
    Act of 1934 based upon information furnished by the persons listed or contained in filings made by them with the Securities and Exchange Commission or otherwise known to the Company. Unless otherwise indicated, beneficial ownership disclosed consists of sole voting and dispositive power.
    Shares of Common Stock of the Company acquired by officers, directors and employees through the exercise of stock options or otherwise are subject to restrictions on their transfer, including restrictions imposed by applicable securities laws, as well as additional restrictions imposed by the Company in accordance with written agreements and policy statements.

(2) Includes (i) 2,687 shares of Common Stock owned by Mr.
    Saxe's wife, Marie Saxe; (ii) 66,954 shares owned by a trust u/w Leonard S. Saxe for which Mr. Saxe serves as a co-trustee, and has a beneficial interest in one-half of the income from such trust; and (iii) 11,250 shares of Common Stock owned by a trust for the children of the late George Backer and certain others for which Mr. Saxe serves as sole trustee. Mr. Saxe disclaims beneficial ownership to all securities described in items (i) and (iii) above.

(3) Includes 11,400 shares of Common Stock owned by Mr.
    Harary's minor children, as to which shares Mr. Harary disclaims beneficial ownership.

(4) Includes 898 shares of Common Stock owned by Mr.
    LaPointe's wife, as to which shares Mr. LaPointe disclaims beneficial ownership.

(5) Includes the securities described above in footnotes (2) through (4).

                      ELECTION OF DIRECTORS
                             (Item 1)

    Pursuant to the Company's By-Laws, five Directors constitute the entire Board of Directors of the Company. A majority of the Board of Directors of the Company are independent directors. The Board of Directors is divided into three classes, as nearly equal in number as possible. Each class serves three years, with the terms of office of the respective classes expiring in successive years. The term of office of the director in Class I expires at the 2006 Annual Meeting of Stockholders. The Board of Directors proposes that the nominee described below be elected to hold office for a three-year term expiring at the 2009 Annual Meeting of Stockholders, and until the election and qualification of his respective successor. If no other choice is specified in the accompanying proxy, the persons named therein have advised management that it is their present intention to vote the proxy for the election of the nominee set forth below. Each of the members of the Board of Directors of the Company, including the nominee listed below, is presently a director of the Company, and was elected to such office by the stockholders of the Company. Should the nominee become unable to accept nomination or election, it is intended that the persons named in the accompanying proxy will vote for the election of such other person as management may recommend in the place of such nominee. There is no indication at present that the nominee will be unable to accept nomination.

    The following biographical information is provided with respect to each director:

                  Director Standing for Election

Joseph M. Harary

Mr. Harary, age 45, became Vice President and General Counsel to the Company in April 1992 and has been a director of the Company since February 1993. In December 1999, Mr. Harary was promoted to the position of Executive Vice President and General Counsel, and in February 2002 was promoted to the position of President and Chief Operating Officer of the Company. Mr. Harary has also been the Treasurer and Chief Financial Officer of the Company since 2005. Mr. Harary has been counsel to the law firms of Eiseman, Levine, Lehrhaupt & Kakoyiannis, and Kronish, Lieb, Weiner & Hellman LLP, both located in New York,
New York, since 1992. Mr. Harary was associated with the law firm of Howard, Darby & Levin from 1990 to 1992, and with the law firm of Kronish, Lieb, Weiner & Hellman from 1986 to 1990.
Mr. Harary graduated Summa Cum Laude from Columbia College in 1983 with an A.B. degree in economics, and received a Juris Doctor degree from Columbia Law School in 1986. Prior to attending law school, Mr. Harary was an economist with the Federal Reserve Bank of New York.

                     Directors Continuing in Office

 Class II - Term Expires at the 2007 Annual Meeting of Stockholders

Victor F. Keen

Victor F. Keen, age 65, has been a director of the Company since June 2001, and has served as the Company's corporate Secretary since 1987. Mr. Keen is a partner and chairman of the tax department of the law firm of Duane Morris LLP, a law firm with over 500 attorneys and offices in 19 cities throughout the U.S. and Europe. Mr. Keen is a graduate of Trinity College (1963) and Harvard Law School (1966). Mr. Keen serves as Chairman of the Company's Compensation Committee.

Albert P. Malvino

Albert P. Malvino, age 75, has been a director of the Company since August 2002 and has also been a member of the Company's Advisory Board since June 2002. Dr. Malvino serves as Chairman of the Company's Nominating Committee. Dr. Malvino trained at the Naval Electronics Technician School and graduated from the University of Santa Clara Summa Cum Laude in 1959 with a B.S. degree in Electrical Engineering. For the next five years, he worked as an electronics engineer at Microwave Laboratories and at Hewlett-Packard while earning his MSEE from San Jose State University in 1964. He then taught at Foothill College for the next four years, wrote five textbooks, and was awarded a National Science Foundation Fellowship in 1968. After receiving a Ph.D.
in Electrical Engineering from Stanford University in 1970, Dr. Malvino embarked on a full-time writing career, creating and revising electronics-technology textbooks now used throughout the world. In 1984, he founded Malvino Inc. to publish animated textbooks and other educational software for electronics. He has written 10 textbooks that are used at universities, technical institutes and corporations worldwide and which have been translated into 20 foreign languages with over 108 editions, and which have sold over 2 million copies.

 Class III - Term Expires at the 2008Annual Meeting of Stockholders

Robert L. Saxe

Mr. Saxe, age 70, is a founder of the Company and has been Chairman of the Board of Directors of the Company since its inception in 1965, was its President from 1966 to February 2002, and Treasurer from 1966 to 2005. He graduated from Harvard College in 1956 with an A.B. degree, Cum Laude in General Studies (with a major in physics). Mr. Saxe also received an M.B.A. degree from Harvard Business School in 1960.

Robert M. Budin

Mr. Budin, age 73, has been a director of the Company since 1987. Mr. Budin was a Senior Vice President of Harold C. Brown & Co., Inc. until his retirement in 1990. Mr. Budin was a stockbroker and had been employed at Harold C. Brown & Co., Inc. since 1963.
Mr. Budin serves as Chairman of the Company's Audit Committee.

    The Board of Directors has an Executive Committee composed of Robert L. Saxe, Joseph M. Harary and Robert M.
Budin. The Board of Directors also has an Audit Committee, a Compensation Committee, and a Nominating Committee. The members of each of these three latter committees, Robert M. Budin, Victor F. Keen, and Albert P. Malvino, consists solely of the three non-management directors, each of whom the Board has determined meets the independence requirements under the applicable listing standards of the NASDAQ National Market governing the independence of directors. During fiscal 2000, the Audit Committee of the Board of Directors developed a written charter for the Committee that was approved by the Board of Directors which was updated in 2004 and attached as an exhibit to the Company's 2004 Proxy Statement. The Compensation
Committee and Nominating Committee, are not required to, and do not have, written charters.

    The Audit Committee reviews and reports to the Board of Directors with respect to various auditing and accounting matters, including the nomination of the Company's independent public accountants, the scope of audit procedures, general accounting policy matters, and the performance of the Company's independent public accountants.

     The Compensation Committee reviews and reports to the Board of Directors its recommendations for compensation of all employees and sets the compensation of the management of the Company.

     The Nominating Committee identifies individuals qualified to become Board members and recommends to the Board the director nominees for the next annual meeting of stockholders and candidates to fill vacancies on the Board. Additionally, the committee recommends to the Board the directors to be appointed to Board committees. Because the Board of Directors of the Company has a majority of independent directors, these independent directors control the Board of Directors' selection of nominees for director.

     The Nominating Committee considers candidates for Board membership suggested by its members and by other Board members. Additionally, in selecting nominees for directors, the Nominating Committee will review candidates recommended by stockholders in the same manner and using the same general criteria as candidates recruited by the committee and/or recommended by the Board. The Nominating Committee will also consider whether to nominate any person nominated by a shareholder on a timely basis and in accordance with the provisions of the Company's by-laws relating to shareholder nominations and as described in "2007 Stockholder Proposals and Director Nominations" below.

     Once the Nominating Committee has identified a prospective nominee, it or a subcommittee of the Nominating Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on the information provided to the subcommittee with the recommendation of the prospective candidate, as well as the subcommittee's own knowledge of the prospective candidate, which may be supplemented by inquiries of the person making the recommendation or others. The preliminary determination is based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors described below. Based on the recommendation of the subcommittee, the full committee then evaluates the prospective nominee and his or her qualifications, as well as other factors which may include such things as whether the prospective nominee meets the independence requirements and other qualifications or criteria set forth under applicable listing standards of the NASDAQ National Market, or other requirements defined under applicable Securities and Exchange Commission rules and regulations; the extent to which the prospective nominee's skills, experience and perspective add to the range of talent appropriate for the Board and whether such attributes are relevant to the Company's industry; the prospective nominee's ability to dedicate the time and resources sufficient for the diligent performance of Board duties; and the extent to which the prospective nominee holds any position that would conflict with responsibilities to the Company.

     If the Nominating Committee's internal evaluation is positive, the subcommittee and possibly others will interview the candidate. Upon completion of this evaluation and interview process, the Nominating Committee makes a recommendation and report to the full Board as to whether the candidate should be nominated by the Board and the Board determines whether to approve the nominee after considering this recommendation and report.

     During 2005, the Company's Board of Directors had nine formal meetings and also met fifteen additional times informally as a Board, the Board's Audit Committee met seven times, and the Board's Compensation Committee met fourteen times. The
Company's Nominating Committee met once in 2005. No incumbent director failed to attend any meetings of the Board of Directors during 2005. The Company encourages and expects all of its directors to attend its Annual Meeting of Stockholders, and all directors attended last year's Annual Meeting of Stockholders.

     In addition to Robert L. Saxe and Joseph M. Harary, whose biographical information is provided above, the only other executive officer of the Company is Michael R. LaPointe, age 47, who is the Company's Vice President - Marketing since March
2002, joined the Company as its Director of Marketing for Architectural Windows and Displays in March 2000. Mr.
LaPointe, a graduate of Brown University with a B.A. in Organizational Behavior & Management and a B.A. in
Psychology, worked in a marketing capacity for IBM Corporation in the early 1980s. He subsequently founded and developed several companies involved in the application and licensing of new technologies for various consumer products. During that period Mr. LaPointe also worked as a management consultant, where in 1994 he began his relationship with Research Frontiers, assisting the Company with its marketing strategy.

     The Board of Directors recommends a vote FOR election of the nominee listed above and it is intended that proxies not marked to the contrary will be so voted. Election of such nominee requires the affirmative vote of the holders of a plurality of the shares of the Company's Common Stock present, or represented, and entitled to vote at the Annual Meeting.

              INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
                             (Item 2)

     The Audit Committee has selected the firm of BDO Seidman, LLP to serve as our independent accountants for the fiscal year ending December 31, 2006. BDO Seidman, LLP is considered by management to be well-qualified to serve as the Company's independent accountants. We expect that representatives of BDO Seidman, LLP will attend the meeting, have the opportunity to make a statement if they so desire, and be available to respond to appropriate questions.

Audit and Other Fees

BDO Seidman was engaged to be the Company's independent accountants for 2005. The following table presents fees paid or accrued for professional audit services rendered by BDO Seidman, LLP for the audit of our annual financial statements for the year ended December 31, 2005, and fees billed to us for other services rendered by BDO Seidman, LLP during that period:

                      2005
Audit fees (1)    $ 78,000
Audit related fees       0
Tax fees (2)        13,500
All other fees           0
    Total          $91,500
------------------
(1) Audit fees includes the audit of Research Frontiers Incorporated annual financial statements, review of financial statements included in Research Frontiers Incorporated's
       Form 10-Q Quarterly Reports and services that are normally provided by the independent accountants in connection with regulatory filings for those fiscal years.

(2) Tax fees include fees for all services performed by the independent accountants' tax personnel except those services specifically related to the audit of the financial statements, and includes fees for tax compliance and tax advice.

The Audit Committee has approved the above-listed fees, has considered whether the provision of the non-audit services described above is compatible with maintaining such accounting firms' independence, and has determined that the provision of such services is compatible with maintaining such accounting firms' independence.

The Board of Directors unanimously recommends a vote FOR ratification of the selection of the accounting firm of BDO Seidman, LLP as independent accountants of the Company for the fiscal year ending December 31, 2006. The ratification requires a majority vote of those shares of Common Stock represented and eligible to vote at the 2006 Annual Meeting of Stockholders.

                      Audit Committee Report

  The following Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities
Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

  During fiscal 2000, the Audit Committee of the Board of Directors developed a written charter for the Committee that was approved by the Board of Directors which was updated in 2004.
The complete text of the current charter is reproduced in the appendix to the Company's 2004 Proxy Statement.

  The Audit Committee of the Board is responsible for providing independent, objective oversight of the Company's accounting functions and internal controls. The Audit Committee is comprised of the independent directors of the Company: Robert
M. Budin, who serves as the Audit Committee's Chairman, Victor
F. Keen and Albert P. Malvino. The Company is not required to have a "financial expert" (as such term is defined by applicable rules) on its Audit Committee, and does not have one because of the simple nature of accounting for the Company's operations as a licensing company. The Company believes that all of the members of its Audit Committee, due to their background and business experience, have a sufficient understanding of generally accepted accounting principles and financial statements, the ability to assess the general application of such principles, an understanding of internal controls over financial reporting, and of audit committee functions to perform their duties as an Audit Committee. Part of the Audit Committee's duties specifically include the appointment, compensation and supervision of the Company's accountants, as well as pre-approval of all auditing and non-auditing services provided by the Company's accounting firm. Management is responsible for the Company's internal controls and financial reporting process. The independent accountants are responsible for performing an independent audit of the Company's financial statements in accordance with auditing standards of the PCAOB and to issue a report thereon. As set forth in more detail in the charter, the Audit Committee's responsibility is to monitor and oversee the processes.

  In connection with these responsibilities, the Audit
Committee met with management and the Company's independent accountants, to review and discuss all financial statements included in the Company's quarterly and annual reports for the fiscal year ended December 31, 2005 (the "Financial Statements") prior to their issuance and to discuss significant accounting issues. Management has advised us that the Financial Statements were prepared in accordance with generally accepted accounting principles, and the Committee discussed the Financial Statements with both management and the independent accountants. Our review included discussions with the independent accountants of matters required to be discussed by the Statement on Auditing Standards No. 61 (communication with Audit Committees).

  The Audit Committee also received written disclosures from the independent accountants required by Independence Standards
Board Standard No. 1 (Independence Discussions with Audit
Committees), and the Audit Committee discussed with the independent accountants that firm's independence.

  Finally, the Audit Committee continued to monitor the integrity of the Company's financial reporting processes and its internal procedures and controls.

  Based upon the Audit Committee's discussions with management and the independent accountants and the Audit Committee's review of the representations of management and the independent accountants, the Audit Committee recommended to the Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2005, for filing with the Securities and Exchange Commission.

                           Members of the Audit Committee
                           Robert M. Budin (Chairman)
                           Victor F. Keen
                           Albert P. Malvino

       ADOPTION OF AMENDMENT TO 1998 STOCK OPTION PLAN
                             (Item 3)

  On June 11, 1998, the stockholders of the Company adopted a stock option plan entitled the "1998 Stock Option Plan" (the
"1998 Plan") which provides for the granting of both incentive stock options at the fair market value at the date of grant and nonqualified stock options at or below the fair market value at the date of grant to employees or non-employees who, in the determination of the Board of Directors, have made or may make significant contributions to the Company in the future. The terms of these options are specified in more detail in the "Report on Executive Compensation" included later on in this Proxy
Statement. To date, only options with an exercise price at or above the market price of the Company's common stock on the date of grant have been awarded. The Company may also award stock appreciation rights or restricted stock under this plan. The purpose of the 1998 Plan is to afford an incentive to executive officers, other employees and non-employee directors and consultants of the Company to acquire a proprietary interest in the Company, to continue as employees or non-employee directors (as the case may be), to increase their efforts on behalf of the Company and to promote the success of the Company's business. To further such purposes, stock options, stock appreciation rights and restricted stock may be granted pursuant to the 1998 Plan. The Board of Directors believes that the granting of stock options under the 1998 Plan will promote continuity of management, help attract new employees, and encourage employees, directors and officers, to increase their stock ownership in the Company and give an increased incentive and personal interest in the welfare of the Company by those who are or may become primarily responsible for shaping and carrying out the long range plans of the Company and securing its continued growth, development and financial success. Currently the Company's 11 full-time employees, three non-employee independent directors, as well as part-time employees and consultants are eligible to receive grants under the 1998 Plan. Awards under the 1998 Plan are made by the Company's Stock Option Committee consisting of the Company's three independent non-employee directors, and amounts to be awarded in the future under the 1998 Plan are discretionary and not determinable at this time.

  Currently awards for only 60,879 shares of common stock
(having an underlying market value of $336,965 as of April 18, 2006) were available for issuance under the Company's stock option plans. Additional shares of Common Stock must be available for issuance under the 1998 Plan if the 1998 Plan is going to continue to be a meaningful way to attract and retain key personnel of the Company and accomplish the other purposes set forth above. The proposed amendment to the 1998 Plan would add an additional 675,000 shares of common stock (having an underlying market value of $3,736,125 as of April 18, 2006) to the 1998 Plan, which represents less than 5% of the outstanding common stock as of the record date. Promptly after stockholder approval of this amendment to the 1998 Stock Option Plan, the Company intends to file an amendment to its current registration statement on Form S-8 covering awards issued under the 1998
Stock Option Plan to cover these additional shares.

  FEDERAL INCOME TAX ASPECTS OF AWARDS UNDER THE 1998 PLAN

  The following is a brief summary of the federal income tax consequences of awards made under the 1998 Plan based upon the federal income tax laws in effect on the date hereof. This summary is not intended to be exhaustive, and does not describe state or local tax consequences.

Incentive Stock Options. No regular taxable income is realized by the participant upon the grant or exercise of an incentive stock option ("ISO"). However, a tax preference item under the Alternative Minimum Tax would be generated upon exercise of the ISO. If a participant does not sell the stock received upon the exercise of an ISO ("ISO Shares") for at least two years from the date of grant and within one year from the date of exercise, when the shares are sold any gain (loss) realized will be long term or short term capital gain (loss) depending upon the actual holding period. In such circumstances, no deduction will be allowed to the Company for federal income tax purposes. If ISO Shares are disposed of prior to the expiration of either of the holding periods described above, the participant generally will realize ordinary income at that time equal to the excess, if any, of the fair market value of the shares at exercise (or, if less, the amount realized on the disposition of the shares) over the price paid for such ISO Shares. The Company will be entitled to deduct any such recognized amount. Any further gain or loss realized by the participant will be taxed as short term or long term capital gain or loss. Subject to certain exceptions for disability or death, if an ISO is exercised more than three months following the termination of the participant's employment, the option will generally be taxed as a non-qualified stock option.

Non-Qualified Stock Options. No income is realized by the participant at the time a non-qualified stock option is granted. Generally upon exercise of a non-qualified stock option, the participant will realize ordinary income in an amount equal to the difference between the price paid for the shares and the fair market value of the shares on the date of exercise. The Company will be entitled to a tax deduction in the same amount. Any appreciation
(or depreciation) after the date of exercise will be either short term or long term capital gain (or loss), depending upon the length of time that the participant has held the shares.

Stock Appreciation Rights. No income will be realized by a participant in connection with the grant of an SAR. When the SAR is exercised, the participant will generally be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash and/or the fair market value of any shares received. The Company will be entitled to a deduction at the time and in the amount included in the participant's income by reason of the exercise. If the participant receives common stock upon exercise of an SAR, the post-exercise appreciation or depreciation will be treated in the same manner discussed above under Non-Qualified Stock Options.

Restricted Stock. A participant receiving restricted stock generally will recognize ordinary income in the amount of the fair market value of the restricted stock at the time the stock is no longer subject to restriction or forfeiture, less any consideration paid for the stock. The Company will be entitled to a deduction at the same time and in the same amount. The holding period to determine whether the participant has long term or short term capital gain or loss on a subsequent sale generally begins when the stock is no longer subject to forfeiture, and the participant's tax basis for such shares will generally equal the fair market value of such shares on such date. However, a participant may elect, under Section 83(b) of the Internal Revenue Code, within 30 days of the grant of the stock, to recognize taxable ordinary income on the date of grant equal to the excess of the fair market value of the shares of restricted stock (determined without regard to the restrictions) over the purchase price of the restricted stock. By reason of such an election, the participant's holding period will commence on the date of grant and the participant's tax basis will be equal to the fair market value of the shares on that date (determined without regard to restrictions). Likewise, the Company generally will be entitled to a deduction at that time in the amount that is taxable as ordinary income to the participant. If shares are forfeited after making such an election, the participant will be entitled to a deduction, refund, or loss for tax purposes only in an amount equal to the purchase price of the forfeited shares regardless of whether he made a
Section 83(b) election.

  The Board of Directors recommends a vote FOR approval of the amendment to the 1998 Plan and it is intended that proxies not marked to the contrary will be so voted. Approval of the amendment to the 1998 Plan requires the affirmative vote of the holders of a majority of the shares of the Company's Common Stock present, or represented, and entitled to vote at the Annual Meeting.

                      EXECUTIVE COMPENSATION

  The following table sets forth information regarding all cash compensation paid by the Company and stock options granted during the fiscal years indicated to Robert L. Saxe, the Company's chief executive officer, and to each of the Company's executive officers during the past fiscal year.


                                                   Other         Number of
Name of Executive and                              Annual        Stock Options
Principal Positions                 Year Salary  Compensation(1) Awarded

Robert L. Saxe,                     2005 $400,274  $  36,974     116,293
Director, Chairman of               2004 $436,968  $  34,664           0
the Board                           2003 $424,200  $  10,000           0

Joseph M. Harary,                   2005 $364,140  $  78,011      40,000
Director, President, General        2004 $364,140  $  72,465      15,000
Counsel, Treasurer, Ass't Secretary 2003 $353,500  $  36,923           0

Michael R. LaPointe                 2005 $129,892  $  17,158      21,000
Vice-President Marketing            2004 $ 83,602  $  19,802      10,000
                                    2003 $101,776  $  18,354       7,000
-------------------------------
(1) Consists of the payment of accrued but unused vacation, and performance bonuses where applicable.

                 Report on Executive Compensation

  The compensation of executive officers of the Company, including the Company's chief executive officer, is determined by the Compensation Committee of the Company's Board of Directors, whose names are listed below at the end of this report. The salaries of all executive officers are reviewed at least twice annually by the Board. Numerous factors are reviewed in determining compensation levels. These factors include: the compensation levels of executive officers with comparable experience and qualifications, compensation levels at comparable companies, individual and Company performance, past compensation levels, years of service, performance of the Company's stock, and other relevant considerations. The
Company's goal is to set salary levels somewhat below those received by executives at other companies with comparable experience and qualifications, and to supplement such compensation with the grant of stock options and performance-based bonuses. This approach is designed to more closely align total executive compensation with the long-term performance of the Company and enable all employees of the Company to participate in the Company's growth. Through ownership of stock options, the executive is rewarded if the Company's stockholders receive the benefit of appreciation of the price of the Company's Common Stock. Because the Company believes that its success is dependent upon the coordinated efforts of all of its employees, and that teamwork is essential in further developing the Company's technology and meeting the expectations of the Company's licensees and stockholders, all employees of the Company last year were granted stock options.

  The Board of Directors and the stockholders have adopted a stock option plan which remains in effect. The purpose of this stock option plan is to attract key employees, officers and directors and to encourage their continued employment and services and their increased stock ownership in the Company. The Board of Directors believes that the granting of stock options under this stock option plan will promote continuity of management, and will result in the increased incentive and personal interest in the welfare of the Company by those who are or may become primarily responsible for shaping and carrying out the long range plans of the Company and securing its continued growth, development and financial success. Currently awards for 60,879 shares of common stock are available for issuance under the Company's stock option plan. If any options expire or terminate for any reason without having been exercised in full, the unpurchased shares subject thereto will again be available for issuance under this stock option plan.

  The Company's stock option plan is administered by a committee of at least two directors who are not officers and employees of the Company (the "Administrators"). Currently the Administrators consist of Mr. Budin, Mr. Keen and Dr. Malvino, who serve as members of the Company's Stock Option Committee. Options which qualify as Incentive Stock Options ("ISO's") under the Internal Revenue Code of 1986, as amended (the "Code"), and non-qualifying options ("NQSO's") may be issued under the Company's 1998 Stock Option Plan. Also stock appreciation rights and restricted stock may be awarded under the Company's 1998 Stock Option Plan, although there have been no awards of stock appreciation rights and restricted stock under such plan to date. The number of options to be granted under these stock option plans are determined by the Administrators in their discretion.

  The purchase price of Common Stock subject to each option issued under this stock option plan will be determined by the Board of Directors or the Administrators, as the case may be, but in the case of an ISO may not be less than (i) the fair market value of the Common Stock subject to the option on the date of grant or
(ii) in the case of an option granted to an employee who, at the time the option is granted, owns (within the meaning of the Code) more than 10% of the total combined voting power of all classes of stock of the Company, 110% of the fair market value of the Common Stock subject to the option on the date of grant. Options under this stock option plan may be exercised in the manner and at such times fixed by the Board of Directors, but may not be exercised for a term of more than 10 years, or for a term of five years in the case of an employee who, at the time an ISO is granted, owns (within the meaning of the Code) more than 10% of the total combined voting power of all classes of stock of the Company. In no event may ISO's exercisable for stock having an aggregate fair market value determined on the date of grant of $100,000 (together with all ISO's granted under any other stock option) be granted which first become exercisable in any one calendar year. Options are not transferable except by will or intestacy on the death of the optionee. In general, ISOs terminate when an optionee ceases to be employed by the Company or within a specified period after the termination of such employment depending upon the reason for such termination.

                                BOARD OF DIRECTORS:
                                Robert M. Budin*
                                Joseph M. Harary
                                Victor F. Keen*
                                Albert P. Malvino*
                                Robert L. Saxe

* Indicates member of Compensation Committee of the Board of Directors.

Employment Arrangements

  The Company entered into an employment agreement with Mr. Robert L. Saxe which automatically renews itself for successive one-year terms unless either the Company or Mr. Saxe gives the other at least 10 days prior written notice of the intention not to renew the employment agreement. Pursuant to that agreement, Mr. Saxe received an annual base salary from the Company of $400,274 during 2005 and will receive an annual base salary of $379,798 through December 31, 2006. The
Compensation Committee of the Board of Directors may, in its discretion, authorize a higher salary for Mr. Saxe. Pursuant to his employment agreement, Mr. Saxe has agreed not to compete with the Company for a period of two years following the termination of his employment thereunder. The Company maintains key-man life insurance on the life of Mr. Saxe in the amount of $500,000.

                  Stock Options Granted in 2005

     The following table sets forth information regarding all grants of options to the individuals named in the executive compensation table appearing on page 11 during the fiscal year ended December
31, 2005, and the potential realizable value of such options using a 5% and 10% assumed annual rate of appreciation in the price of the Company's Common Stock. The particular assumed annual rates of stock price appreciation used in this table are specified under the rules and regulations of the Securities and Exchange Commission and are not necessarily indicative of future stock price performance or the Company's projections thereof. Over a ten-year option term, the corresponding increase in the Company's market capitalization over the same period would be (a) $44,432,185 with an assumed 5% annual rate of stock appreciation, and (b) $112,599,880 with an assumed 10% annual rate of stock appreciation.


                          Percent                           Potential Realizable
                          of Total                            Value at Assumed
                          Options                              Annual Rates of
                          Granted                                 Stock Price
                 Number of  to      Exercise                   Appreciation for
                 Options  Employees Price     Expiration         Term of Option
Name             Granted  in 2005   Per Share Date              5% ($)   10% ($)


Robert L. Saxe    27,733   11.1%    $ 6.00     June 30, 2015    $     0 $ 51,916
Robert L. Saxe    88,560   35.5%    $11.20     December 5,2015  $     0 $293,310
Joseph M. Harary  40,000   16.0%    $11.20     December 5,2015  $     0 $132,480
Michael R. LaPointe 11,000  4.4%    $ 6.00     June 30, 2015    $     0 $ 20,592
Michael R. LaPointe 10,000  4.0%    $ 5.60     December 5,2015  $97,444 $247,156

 Stock Options Exercised in 2005 and Year-End Option Values

     The following table sets forth information regarding all exercises of options by the individuals named in the executive compensation table appearing on page 11 during the fiscal year ended December 31, 2005 and the value of options realized upon exercise, and of unexercised options held by such persons on December 31, 2005, measured in terms of the average trading price of the Company's Common Stock on the date of exercise and on the last trading day of the year, respectively. A total of 2,685,993 stock options issued by the Company were exercisable at year-end.


                                                           Value of Exercisable
                                             Number of         Value of Exerci-
                                           Exercisable       sable In-the-Money
                  Number of               Options which         Options which
               Shares Acquired  Value    Remain Unexercised  Remain Unexercised
Name             on Exercise    Realized  at Dec. 31,2005     at Dec. 31, 2005

Robert Saxe          --        $    --        1,122,293               $     0
Joseph Harary        --        $    --          512,100               $     0
Michael R. LaPointe  --        $    --          114,500               $     0

                 Equity Compensation Plan Information

The following table sets forth information as of December 31, 2005 with respect to shares of the Company's Common Stock that may be issued under the Company's existing Stock Option Plan, and any other equity that may be issued to officers or directors of, or consultants to, the Company.

                   Number of Securities   Weighted Average Number of Securities
                   to be Issued Upon       Exercise Price   Remaining Available
                   Exercise of Outstanding  of Outstanding         for
Plan Category      Options and Warrants  Options and Warrants Future Issuance

Equity compensation plans
approved by security holders  2,690,933       $11.46               60,879

Equity compensation plans not
approved by security holders (see
Notes 8(b)(ii) and (c) to the
Company's  12-31-05
financial statements)           445,100       $ 7.73                    0

Total                         2,628,400       $11.85              410,072


                        Stock Price Performance

     The following table sets forth the range of the high and low selling prices (as provided by the National Association of Securities Dealers) of the Company's common stock for each quarterly period within the past two fiscal years:

            Quarter Ended              Low          High
            March 31, 2004            8.28         13.98
            June 30, 2004             6.94         11.55
            September 30, 2004        5.13          7.60
            December 31, 2004         5.65          7.96
            March 31, 2005            5.00          6.59
            June 30, 2005             2.76          5.75
            September 30, 2005        2.55          3.50
            December 31, 2005         3.18          7.00

       These quotations may reflect inter-dealer prices, without retail mark-up, mark-down, or commission, and may not necessarily represent actual transactions.

  The following graph compares the total returns (assuming reinvestment of dividends) on $100 invested on December 31, 2000 in the Company's Common Stock (REFR), the NASDAQ Composite
(U.S.) Stock Index, and the NASDAQ Electronic Component Stock
Index. The stock price performance shown on the graph below reflects historical data provided by the National Association of Securities Dealers, Inc. and is not necessarily indicative of future price performance.

[graph with the following data points]

Date   	  Index       Index     Index
       U.S. NASDAQ Electronics REFR Ask

12/29/00	$100.00	    $100.00	  $100.00
01/31/01	$112.11	    $114.99  	$118.23
02/28/01	$ 86.78	    $ 75.42	  $ 91.43
03/30/01	$ 74.58	    $ 61.01	  $104.29
04/30/01	$ 85.70	    $ 73.43	  $135.14
05/31/01	$ 85.61	    $ 69.32	  $158.57
06/29/01	$ 87.95	    $ 70.50	  $154.29
07/31/01	$ 82.36	    $ 69.97   $148.57
08/31/01	$ 73.39	    $ 62.90	  $111.43
09/28/01	$ 61.02	    $ 45.43	  $ 92.86
10/31/01	$ 68.86	    $ 57.72	  $101.77
11/30/01	$ 78.66	    $ 71.71	  $ 96.69
12/31/01	$ 79.32	    $ 68.32	  $ 95.77
01/31/02	$ 78.72	    $ 72.42	  $104.63
02/28/02	$ 70.53	    $ 56.95	  $ 91.43
03/28/02	$ 75.16	    $ 64.75	  $101.03
04/30/02	$ 68.91	    $ 58.49	  $ 93.09
05/31/02	$ 65.87	    $ 56.85	  $ 78.91
06/28/02	$ 59.91	    $ 42.66	  $ 84.91
07/31/02	$ 54.44	    $ 40.18	  $ 50.23
08/30/02	$ 53.86	    $ 38.22	  $ 53.71
09/30/02	$ 48.07	    $ 30.31	  $ 51.20
10/31/02	$ 54.63	    $ 35.91	  $ 56.97
11/29/02	$ 60.72	    $ 45.93	  $ 60.29
12/31/02	$ 54.84	    $ 36.58	  $ 47.66
01/31/03	$ 54.24	    $ 36.49	  $ 41.94
02/28/03	$ 55.00	    $ 39.18	  $ 38.29
03/31/03	$ 55.16	    $ 37.35	  $ 41.14
04/30/03	$ 60.18	    $ 42.55	  $ 40.51
05/30/03	$ 65.46	    $ 48.52	  $ 65.42
06/30/03	$ 66.51	    $ 48.15	  $ 79.89
07/31/03	$ 71.09	    $ 54.95	  $ 77.65
08/29/03	$ 74.19	    $ 60.36	  $ 66.17
09/30/03	$ 73.23	    $ 58.51	  $ 65.54
10/31/03	$ 79.12	    $ 67.18	  $ 60.34
11/28/03	$ 80.30	    $ 71.03	  $ 53.77
12/31/03	$ 81.99	    $ 70.40	  $ 53.09
01/30/04	$ 84.42	    $ 72.03	  $ 72.46
02/27/04	$ 82.83	    $ 68.23	  $ 68.40
03/31/04	$ 81.42	    $ 65.13	  $ 54.97
04/30/04	$ 78.72	    $ 58.91	  $ 59.60
05/28/04	$ 81.34	    $ 64.45	  $ 51.43
06/30/04	$ 83.84	    $ 64.43	  $ 40.63
07/30/04	$ 77.44	    $ 55.97	  $ 40.11
08/31/04	$ 75.54	    $ 50.23	  $ 34.06
09/30/04	$ 77.80	    $ 49.36	  $ 36.34
10/29/04	$ 80.95	    $ 53.16	  $ 41.37
11/30/04	$ 85.94	    $ 53.97	  $ 35.83
12/31/04	$ 89.23	    $ 55.68	  $ 36.46
01/31/05	$ 84.58	    $ 51.87	  $ 34.29
02/28/05	$ 84.10	    $ 53.34	  $ 29.37
03/31/05	$ 81.96	    $ 52.10	  $ 29.71
04/29/05	$ 78.98	    $ 50.19	  $ 26.00
05/31/05	$ 85.09	    $ 56.66	  $ 24.91
06/30/05	$ 84.74	    $ 55.23	  $ 18.11
07/29/05	$ 90.15	    $ 57.73	  $ 16.74
08/31/05	$ 88.72	    $ 55.58	  $ 16.40
09/30/05	$ 88.79	    $ 55.02	  $ 17.71
10/31/05	$ 87.65	    $ 52.00	  $ 26.97
11/30/05	$ 92.43	    $ 56.99	  $ 32.34
12/30/05	$ 91.12	    $ 55.17	  $ 29.54


   2007 STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

  Any stockholder who intends to present a proposal for action, including the nomination of a candidate for Director, at the Company's 2007 Annual Meeting of Stockholders, must comply with and meet the requirements of the Company's By-Laws and of Rule
14a-8 of the Securities and Exchange Commission. Rule 14a-8 requires, among other things, that any proposal be received by the Company at its principal executive office, 240 Crossways Park Drive, Woodbury, New York 11797, Attention: General Counsel, by
December 31, 2006. Section 2.12 of the Company's By-Laws (a copy of which is available upon request) set forth the procedures that must be followed with respect to stockholder nominations, which include a requirement that the person making the nomination be a stockholder of record at the time of giving notice for such stockholders meeting and who shall be entitled to vote for the election of directors at the meeting, and that such nomination be made pursuant to timely notice in proper written form to the Secretary of the Company. To be in proper written form, such notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director, (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of the Company which are owned beneficially and of record by such person, (iv) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (including, without limitation, such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected), and (v) any other information that is or would be required to be disclosed in a Schedule 13D promulgated under the Securities Exchange Act of 1934 regardless of whether such person would otherwise be required to file a Schedule 13D, and (b) as to the stockholder giving the notice
(i) the name and address, as they appear on the Company's books, as such stockholder, (ii) the class and number of shares of the Company which are owned beneficially and of record by such stockholder, and
(iii) a description of all arrangements or understandings between such stockholder and the person nominated by such stockholder, and any interest by such stockholder in the election of the person nominated by such stockholder, and any relationship between such stockholder and the person so nominated. In addition, a person providing notice under this Section shall supplementally and promptly provide such other information as the Company otherwise requests. At the request of the Board, any person nominated by the Board for election as a director shall furnish to the Secretary of the Company that information required to be set forth in a stockholder's notice of nomination which pertains to the nominee.

  SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Under the securities laws of the United States, the Company's directors, its executive officers, and any persons holding more than ten percent of the Company's Common Stock are required to report their initial ownership of the Company's Common Stock and any subsequent changes in that ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established, and the Company is required to disclose in this Proxy Statement any failure to file by these dates. All of these filing requirements were satisfied on a timely basis. In making these disclosures, the Company has relied solely on written representations of its directors and executive officers and copies of the reports that they have filed with the Commission.

                      GENERAL AND OTHER MATTERS

  Management knows of no matter other than the matters described above which will be presented to the meeting. However, if any other matters properly come before the meeting, or any of its adjournments, the person or persons voting the proxies will vote them in accordance with his, her or their best judgment on such matters.

                      By Order of the Board of Directors


                      VICTOR F. KEEN
                      Secretary

Woodbury, New York
April 30, 2006

THE COMPANY WILL PROVIDE WITHOUT CHARGE A COPY OF THE COMPANY'S ANNUAL
REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2005 INCLUDING
FINANCIAL STATEMENTS AND ANY SCHEDULES THERETO (EXCEPT EXHIBITS), TO EACH OF THE COMPANY'S STOCKHOLDERS, UPON RECEIPT OF A WRITTEN REQUEST THEREFOR MAILED TO THE COMPANY'S OFFICES, ATTENTION: ASSISTANT SECRETARY. REQUESTS FROM BENEFICIAL STOCKHOLDERS MUST SET FORTH A REPRESENTATION AS TO SUCH OWNERSHIP ON APRIL 18, 2006.

                        [PROXY CARD - FRONT]

PROXY                  RESEARCH FRONTIERS INCORPORATED
           240 Crossways Park Drive, Woodbury, New York 11797-2033
                    THIS PROXY IS SOLICITED ON BEHALF OF
                           THE BOARD OF DIRECTORS
                ANNUAL MEETING OF STOCKHOLDERS - June 8, 2006

  The undersigned hereby appoints Robert L. Saxe and Joseph M. Harary, or either of them, as Proxy or Proxies of the undersigned with full power of substitution to attend and to represent the undersigned at the Annual Meeting of Stockholders of Research Frontiers Incorporated to be held on June 8, 2006, and at any adjournments thereof, and to vote thereat the number of shares of stock of the Company the undersigned would be entitled to vote if personally present, in accordance with the instructions set forth on the reverse side hereof. Any proxy heretofore given by the undersigned with respect to such stock is hereby revoked.


Dated:___________________________________________________, 2006

___________________________________________________________

___________________________________________________________
Please sign exactly as name appears above. For joint accounts, each joint owner must sign. Please give full title if signing in a representative capacity.

PLEASE MARK, DATE AND SIGN THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE

                             [PROXY CARD - BACK]


1.     ELECTION OF CLASS I DIRECTOR

  NOMINEE: Joseph M. Harary.

  [ ] FOR the nominee listed above.

  [ ] WITHHOLD AUTHORITY to vote for the nominee listed above.

2.     RATIFICATION OF THE SELECTION OF BDO SEIDMAN, LLP
       AS INDEPENDENT ACCOUNTANTS OF THE COMPANY FOR
       THE FISCAL YEAR ENDING DECEMBER 31, 2006.

  [ ]  FOR RATIFICATION [ ] AGAINST RATIFICATION  [ ] ABSTAIN

3.     ADOPTION OF AMENDMENT TO THE COMPANY'S 1998 STOCK OPTION PLAN.

  [ ]  FOR ADOPTION  [ ]  AGAINST ADOPTION   [ ] ABSTAIN

4. In their discretion, upon such other matters as may properly come before the meeting. If no specification is made, this proxy will be voted FOR the nominee listed above and FOR APPROVAL of Proposals 2 and 3.

Please indicate whether or not you plan to attend the Annual Meeting on Thursday, June 8, 2006.

                           Yes  [  ]      No  [  ]